Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Results for Its Fiscal 2018 First Quarter

  Total revenues were $157.3 million compared with $165.8 million in the prior year period. Adjusted for the sale of Fannie May Confection Brands (which closed on May 30, 2017), total revenues increased 1.81 percent.
  EPS loss for the quarter was $0.20 per share, compared with a loss of $0.24 per share in the prior year period. Adjusted for the sale of Fannie May, the prior year period EPS loss was $0.201 per share.
  Adjusted EBITDA1 was a loss of $10.1 million, compared with an Adjusted EBITDA1 loss of $13.1 million in the prior year period. Reflecting the sale of Fannie May, Adjusted EBITDA1 loss in the prior year period was $9.5 million.

(1 Refer to “Definitions of Non-GAAP Financial Measures” and the tables attached at the end of this press release for reconciliation of Non-GAAP results to applicable GAAP results.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--October 31, 2017--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading gourmet food and floral gift provider for all occasions, today reported results for its Fiscal 2018 first quarter.

Chris McCann, CEO of 1-800-FLOWERS.COM, Inc., said, “During our fiscal first quarter, we saw a continuation of several positive trends in our business. While reported revenues were down approximately five percent, comparable revenues1 – which are adjusted for the sale of the Fannie May business last quarter – increased approximately two percent.”

McCann said that comparable revenue growth in the quarter was primarily driven by the Company’s gourmet food and gift baskets segment, which grew more than four percent in the period, reflecting year-over-year increases in all of its food gift brands. “Importantly, we saw an acceleration of the positive trends in our Harry & David business, which grew more than five percent for the quarter. Combined with growth in our Consumer Floral segment, this more than offset lower sales in BloomNet.”

McCann noted that Harry & David is benefiting from several initiatives the Company put in place in the second half of fiscal 2017, including an increased emphasis on digital marketing programs, improvements to the navigational flow for Harry & David’s online gift list functionality and an increased focus on cross-brand marketing and merchandising programs for everyday gifting. “We began to see the benefits of these initiatives, among others, taking hold during the second half of last year as customer demand steadily increased from January through the summer. Customers are responding well to Harry & David’s enhanced marketing efforts and to its great line up of gifts for everyday gifting and entertaining occasions, such as Birthday Moose Munch popcorn tins and Wolferman’s Sympathy Brunch basket. As a result, Harry & David is positioned well for the key holiday season,” he said.

First Quarter 2018 Financial Results

For the first quarter of 2018, total consolidated revenues were $157.3 million, compared with total consolidated revenues of $165.8 million in the prior year period. On a comparable basis1, total consolidated revenues for the quarter grew 1.8 percent compared with prior year period revenues of $154.6 million (1adjusted for the sale of Fannie May Confection Brands, which closed May 30, 2017). Comparable revenue growth was driven primarily by the Company’s Gourmet Food and Gift Baskets segment, which increased 4.4 percent1. This growth, combined with Consumer Floral segment growth, more than offset lower revenues in the Company’s BloomNet segment. Notably, the Company’s results for the quarter were impacted by the hurricanes in Texas, Florida and Puerto Rico with lost revenues estimated at approximately $1.1 million and Adjusted EBITDA loss impacted by approximately $600,000.

Gross profit margin for the quarter was 42.8 percent, down 20 basis points compared with 43.0 percent in the prior year period. Operating expenses as a percent of total revenues was 55.2 percent, a 180 basis-point improvement compared with 57.0 percent in the prior year period. This primarily reflects the inclusion of Fannie May in the prior year period.

The combination of these factors resulted in an Adjusted EBITDA loss of $10.1 million compared with an Adjusted EBITDA loss of $13.1 million in the prior year period. On a comparable basis, adjusted for the sale of Fannie May, the prior year period Adjusted EBITDA loss was $9.5 million1. The increased loss on a comparable basis reflects the impact of the hurricanes during the quarter.

Net loss was $13.2 million, or $0.20 per share, compared with a net loss of $15.8 million, or $0.24 per share, in the prior year period. On a comparable basis, the net loss in the prior year period was $12.91, or $0.201 per share.

Segment Results From Continuing Operations:

The Company provides selected financial results for its Gourmet Foods and Gift Baskets, Consumer Floral and BloomNet segments in the tables attached to this release and as follows:

Gourmet Foods and Gift Baskets: Revenues for the quarter were $61.0 million, compared with reported revenues of $69.8 million in the prior year period. On a comparable basis1, revenues for the quarter increased 4.4 percent compared with $58.4 million1 in the prior year period. Revenue growth was driven primarily by Harry & David which increased more than five percent during the quarter, combined with growth across all of the Company’s gourmet food gift brands. Gross profit margin was 41.2 percent for the period, unchanged compared with the prior year. On a comparable basis1, gross profit margin declined 30 basis points for the quarter, compared with 41.51 percent in the prior year period. Category contribution margin loss was $5.0 million compared with a loss of $9.3 million in the prior year period. Comparable category contribution margin loss for the quarter improved 18.3 percent compared with the prior year period loss of $6.1 million1.

  Consumer Floral: Fiscal first quarter revenues in this segment increased 1.9 percent to $76.6 million, compared with $75.2 million in the prior year period. Gross profit margin was 40.1 percent, down 40 basis points compared with 40.5 percent in the prior year period. Category contribution margin was $7.0 million, compared with $8.2 million in the prior year period. The lower category contribution margin reflects the impact of the hurricanes as well as increased investments in specific areas of digital marketing that the Company believes will help drive enhanced top and bottom-line performance throughout the remainder of the fiscal year.
  BloomNet Wire Service: Revenues for the quarter were $19.8 million, compared with $21.0 million in the prior year period, primarily reflecting seasonally soft demand that was exacerbated by the impact of the hurricanes which included BloomNet’s decision to waive all florist fees and provide financial aid to florists in the hurricane affected areas. Gross profit margin was 56.0 percent, compared with 56.3 percent in the prior year period. Contribution margin was $6.7 million, compared with $7.3 million in the prior year period.

Company Guidance

The Company is reiterating its guidance for fiscal 2018 as follows:

  Consolidated revenue in a range of $1.14 billion - to - $1.16 billion;
  EPS in a range of $0.46 - to - $0.48;
  Adjusted EBITDA1 in a range of $90 million - to - $93 million;
  Free Cash Flow for the year in a range of $30.0 million - to - $40.0 million

The Company’s guidance for fiscal 2018 top and bottom-line results reflects the sale of the Fannie May business in fiscal 2017.

Definitions of non-GAAP Financial Measures:

We sometimes use financial measures derived from consolidated financial information, but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as “non-GAAP” or designated as such with a “1”. See below for definitions and the reasons why we use these non-GAAP financial measures. Where applicable, see the Selected Financial Information below for reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures.

Comparable revenues

Comparable revenues measure GAAP revenues adjusted for the effects of acquisitions, dispositions, and other items affecting period to period comparability. See Selected Financial Information for details on how comparable revenues were calculated for each period presented.

We believe that this measure provides management and investors with a more complete understanding of underlying revenue trends of established, ongoing operations by excluding the effect of activities which are subject to volatility and can obscure underlying trends.

Management recognizes that the term "comparable revenues" may be interpreted differently by other companies and under different circumstances. Although this may influence comparability of absolute percentage growth from company to company, we believe that these measures are useful in assessing trends of the Company and its segments, and may therefore be a useful tool in assessing period-to-period performance trends.

EBITDA and adjusted EBITDA

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for the impact of stock based compensation, Non Qualified Plan Investment appreciation/depreciation, and for certain items affecting period to period comparability. See Selected Financial Information for details on how EBITDA and adjusted EBITDA were calculated for each period presented.

The Company presents EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates.

EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being requirements for such capital expenditures. EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Category contribution margin and adjusted category contribution margin

We define category contribution margin as earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. Adjusted category contribution margin is defined as category contribution margin adjusted for certain items affecting period to period comparability. See Selected Financial Information for details on how category contribution margin and comparable category contribution margin were calculated for each period presented.

When viewed together with our GAAP results, we believe category contribution margin and comparable category contribution margin provide management and users of the financial statements information about the performance of our business segments.

Category contribution margin and comparable category contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of the category contribution margin and adjusted category contribution margin is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income and net income.

Adjusted net loss and adjusted net loss per common share:

We define adjusted net loss and adjusted net loss per common share as net loss and net loss per common share adjusted for certain items affecting period to period comparability. See Selected Financial Information below for details on how adjusted net loss and adjusted net loss per common share were calculated for each period presented.

We believe that Adjusted Net Income (Loss) and Adjusted EPS are meaningful measures because they increase the comparability of period to period results.

Since these are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, GAAP net loss and net loss per common share, as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities less capital expenditures. The Company considers Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of fixed assets, which can then be used to, among other things, invest in the Company’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock or retire debt. Free Cash Flow is a liquidity measure that is frequently used by the investment community in the evaluation of similarly situated companies. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gifts for all celebratory occasions. For the past 40 years, 1-800-Flowers.com® has been helping deliver smiles to customers with a 100% Smile Guarantee® backing every gift. The 1-800-FLOWERS.COM, Inc. family of brands also includes everyday gifting and entertaining products from Harry & David®, The Popcorn Factory®, Cheryl’s® cookies, 1-800-Baskets.com®, Wolferman’s®, Moose Munch® premium popcorn and FruitBouquets.com. The Company also offers top-quality steaks and chops from Stock Yards®. Service offerings such as Celebrations Passport®, Celebrations Rewards® and Celebrations Reminders® are designed to deepen relationships with customers across all brands. The Company's BloomNet® international floral wire service provides a broad-range of products and services designed to help professional florists grow their businesses profitably. Additionally, the Company operates Napco, a resource for floral gifts and seasonal decor. DesignPac Gifts, LLC, operates as a subsidiary of the Company. 1-800-FLOWERS.COM was named to the Stores® 2017 Hot 100 Retailers List by the National Retail Federation and also received the 2017 Gold Winner for The Golden Bridge Awards for the Company's groundbreaking implementation of an artificial intelligence-powered online gift concierge, GWYN. 1-800-Flowers.com was awarded the 2017 Gold Stevie "e-Commerce Customer Service" Award, recognizing the brand's innovative use of online technologies and social media to serve the needs of customers. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements; including, but are not limited to, statements regarding the Company’s expectations for: its ability to accelerate revenue growth to achieve its guidance for consolidated revenue for the full year in a range of $1.14-to-$1.16 billion; its ability to achieve Adjusted EBITDA in a range of $90 million-to-$93 million and EPS in a range of $0.46 -to- $0.48 per fully-diluted share, its ability to generate Free Cash Flow for the year in a range of $30 million- to -$40.0 million; its ability to leverage its operating platform and reduce operating expense ratio; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Tuesday, October 31, 2017, at 11:00 a.m. (ET). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com. A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. EDT on the day of the call at: (US) 1-877-344-7529; (CA) 1-855-669-9658; (International) 1-412-317-0088; enter conference ID #: 10113646.

Note: The attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	October 1, 2017	July 2, 2017

Assets
Current assets:
Cash and cash equivalents	$9,139	$149,732
Trade receivables, net	35,710	14,073
Inventories	148,420	75,862
Prepaid and other	26,943	17,735
Total current assets	220,212	257,402

Property, plant and equipment, net	157,473	161,381
Goodwill	62,590	62,590
Other intangibles, net	60,729	61,090
Other assets	11,329	10,007
Total assets	$512,333	$552,470

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$27,435	$27,781
Accrued expenses	67,014	90,206
Current maturities of long-term debt	7,906	7,188
Total current liabilities	$102,355	$125,175

Long-term debt	99,461	101,377
Deferred tax liabilities	33,482	33,868
Other liabilities	11,237	9,811
Total liabilities	246,535	270,231
Total equity	265,798	282,239
Total liabilities and stockholders’ equity	$512,333	$552,470

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Condensed Consolidated Statements of Operations
(In thousands, except for per share data)
(unaudited)

	Three Months Ended
	October 1, 2017	October 2, 2016
Net revenues:
E-commerce (combined online and telephonic)	$108,771	$107,084
Other	48,578	58,745
Total net revenues	157,349	165,829
Cost of revenues	90,071	94,442
Gross profit	67,278	71,387
Operating expenses:
Marketing and sales	49,722	55,078
Technology and development	9,670	9,488
General and administrative	19,405	21,933
Depreciation and amortization	8,084	7,997
Total operating expenses	86,881	94,496
Operating loss	(19,603)	(23,109)
Interest expense, net	1,031	1,451
Other income, net	(260)	(150)
Loss before income taxes	(20,374)	(24,410)
Income tax benefit	(7,152)	(8,639)
Net loss	$(13,222)	(15,771)

Basic and diluted net loss per common share	$(0.20)	$(0.24)

Basic and diluted weighted average shares used in the calculation of net loss per common share	64,954	65,081

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three months ended
	October 1, 2017	October 2, 2016

Operating activities:
Net loss	($13,222)	($15,771)
Reconciliation of net loss to net cash used in operating activities, net of acquisitions/dispositions:
Depreciation and amortization	8,084	7,997
Amortization of deferred financing costs	240	374
Deferred income taxes	(386)	(703)
Bad debt expense	200	188
Stock-based compensation	1,101	1,774
Other non-cash items	239	264
Changes in operating items:
Trade receivables	(21,837)	(23,886)
Inventories	(72,558)	(88,054)
Prepaid and other	(9,207)	(11,470)
Accounts payable and accrued expenses	(15,038)	(5,518)
Other assets	(14)	-
Other liabilities	96	(37)
Net cash used in operating activities	(122,302)	(134,842)

Investing activities:
Working capital adjustment related to sale of business	(8,500)	-
Capital expenditures, net of non-cash expenditures	(4,034)	(4,703)
Net cash used in investing activities	(12,534)	(4,703)

Financing activities:
Acquisition of treasury stock	(4,320)	(2,964)
Proceeds from exercise of employee stock options	-	1
Proceeds from bank borrowings	-	125,000
Repayment of notes payable and bank borrowings	(1,437)	(3,563)
Net cash (used in) provided by financing activities	(5,757)	118,474

Net change in cash and cash equivalents	(140,593)	(21,071)
Cash and cash equivalents:
Beginning of period	149,732	27,826
End of period	$9,138	$6,755

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information – Category Information
(in thousands) (unaudited)

	Three Months Ended
	October 1, 2017	October 2, 2016	Exclude Operating Results of Fannie May	As Adjusted (non-GAAP) October 2, 2016	As Adjusted (non-GAAP) % Change

Net revenues:
1-800-Flowers.com Consumer Floral	$76,610	$75,215	$-	$75,215	1.9%
BloomNet Wire Service	19,764	20,964		20,964	-5.7%
Gourmet Food & Gift Baskets	60,986	69,814	(11,373)	58,441	4.4%
Corporate	270	263		263	2.7%
Intercompany eliminations	(281)	(427)	169	(258)	-8.9%
Total net revenues	$157,349	$165,829	$(11,204)	$154,625	1.8%

Gross profit:
1-800-Flowers.com Consumer Floral	$30,734	$30,499		$30,499	0.8%
	40.1%	40.5%		40.5%

BloomNet Wire Service	11,058	11,794		11,794	-6.2%
	56.0%	56.3%		56.3%

Gourmet Food & Gift Baskets	25,152	28,751	(4,486)	24,265	3.7%
	41.2%	41.2%		41.5%

Corporate (a)	334	343		343	-2.6%
	123.7%	130.4%		130.4%

Total gross profit	$67,278	$71,387	$(4,486)	$66,901	0.6%
	42.8%	43.0%	-	43.3%

EBITDA (non-GAAP):

Category Contribution Margin (non-GAAP):
1-800-Flowers.com Consumer Floral	$6,971	$8,181		$8,181	-14.8%
BloomNet Wire Service	6,701	7,279		7,279	-7.9%
Gourmet Food & Gift Baskets	(4,987)	(9,304)	3,201	(6,103)	18.3%
Category Contribution Margin Subtotal	8,685	6,156	3,201	9,357	-7.2%
Corporate (a)	(20,204)	(21,268)	406	(20,862)	3.2%
EBITDA (non-GAAP)	(11,519)	(15,112)	3,607	(11,505)	-0.1%
Add: Stock-based compensation	1,101	1,774		1,774	37.9%
Add: Comp charge related to NQ Plan Investment Appreciation	275	262		262
Adjusted EBITDA (non-GAAP)	$(10,143)	$(13,076)	$3,607	$(9,469)	-7.1%

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
(in thousands) (unaudited)

	Three Months Ended
Reconciliation of Net Loss to Adjusted Net Loss (non-GAAP):	October 1, 2017	October 2, 2016

Net Loss	$(13,222)	$(15,771)
Adjustments to reconcile net loss to adjusted net loss (non-GAAP)
Deduct: Fannie May operating results		(4,416)
Add back: income tax (benefit) on Fannie May operating result adjustment		(1,561)
Adjusted Net Loss (non-GAAP)	$(13,222)	$(12,916)

Basic and Diluted Net Loss per common share	$(0.20)	$(0.24)

Basic and Diluted Adjusted Net Loss per common share (non-GAAP)	$(0.20)	$(0.20)

Weighted average shares used in the calculation of Net Loss and Adjusted net loss (non-GAAP) per common share	64,954	65,081

Reconciliation of Net Loss to Adjusted EBITDA (non-GAAP) (b):

Net Loss	$(13,222)	$(15,771)
Add:
Interest expense, net	771	1,301
Depreciation and amortization	8,084	7,188
Less:
Fannie May operating results		(4,416)
Income tax benefit	7,152	8,639
EBITDA (non-GAAP)	(11,519)	(11,505)
Add: Compensation Charge related to NQ Plan Investment Appreciation	275	262
Add: Stock-based compensation	1,101	1,774
Adjusted EBITDA (non-GAAP)	$(10,143)	$(9,469)

(a)	Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.
(b)	Performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments, both of which are non-GAAP measurements. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), and other items that we do not consider indicative of our core operating performance.

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CONTACT:
1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Kathleen Waugh, 516-237-6028
kwaugh@1800flowers.com